Exhibit 99.1

EcoloCap Receives Renewed Commitment from Fuel Emulsions International

“FEI is investing considerable resources in securing significant commitments from potential buyers of EcoloCap’s M-Fuel Emulsion Units and Additive”

Barrington IL, April 1, 2012. EcoloCap has received a formal communication from Fuel Emulsions Inc. to both renew its original commitment to the agreement with EcoloCap, inform of the progress made in securing orders for the EcoloCap Emulsion units and proprietary additive, and inform that it is in the last stage of finalizing its infrastructure and put together all the financing necessary to actualize its aggressive business plan.

In a communication addressed to Michael Siegel, EcoloCap’s CEO, Norman Docteroff, President of Fuel Emulsions stated:

“FEI currently is devoting significant time and financial resources to establishing its corporate structure, developing its business plan, and enabling due diligence by potential investors.  FEI also is investing considerable resources in securing significant purchase commitments from potential buyers for fuel emulsion units and additive.  FEI aims to finalize initial investment funds in the shortest period of time.”

Stated Michael Siegel, CEO of EcoloCap: “Fuel Emulsion has been working at putting together a very aggressive business plan in the last many months, and so far has obtained commitments for hundreds on our NPU-60 units. We have no doubt about the outcome of our partnership, and are willing to work with FEI to reach the very high goals they have set up for us and themselves.”